Exhibit 1(k)

PRUDENTIAL WORLD FUND, INC.

ARTICLES SUPPLEMENTARY

PRUDENTIAL WORLD FUND, INC., a Maryland corporation (the “Corporation”), having its principal office in Baltimore City, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:   Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article IV, Section 2 of the charter of the Corporation (the “Charter”), the Board of Directors has duly reclassified 25,000,000 of the authorized and unissued shares of its capital stock, $.01 par value per share (“Common Stock”), into shares of “Class B1 Common Stock” of the Dryden International Equity Fund (the Fund), as set forth in these Articles Supplementary.

SECOND:             Prior to the reclassification authorized by these Articles Supplementary,  the total number of shares of all classes and series of stock which the Corporation has authority to issue is 1,500,000,000 shares, par value $.001 per share, having an aggregate par value of $1,500,000, is divided equally into three series, one of which is the Fund.

THIRD:  Prior to the reclassification authorized by these Articles Supplementary,  the total number of shares of all classes of the Fund, classified and designated as follows:

Class A Common Stock	125,000,000 shares
Class B Common Stock	125,000,000 shares
Class C Common Stock	125,000,000 shares
Class Z Common Stock	125,000,000 shares

THIRD:          As reclassified hereby, as of immediately after the reclassification, the total number of shares of all classes of the Fund, classified and designated as follows:

Class A Common Stock	125,000,000 shares
Class B Common Stock	125,000,000 shares
Class B1 Common Stock	25,000,000 shares
Class C Common Stock	125,000,000 shares
Class Z Common Stock	100,000,000 shares

FOURTH:              The terms of the shares of Class B1 Common Stock of the Corporation as set by the Board of Directors, including preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption, are as follows:

(a)           Except as set forth in Article IV, Section 1 of the Charter or as set forth in these Articles Supplementary, each share of Class B1 Common Stock of the Corporation shall represent the same proportionate interest in the Corporation and have identical voting, dividend, liquidation and other rights as each share of Class A Common Stock, Class B Common Stock, Class C Common Stock and Class Z Common Stock of the Corporation.

(b)           Notwithstanding anything in the Charter to the contrary:

(i)  The shares of Class B1 Common Stock may be issued and sold subject to such different sales loads or charges, whether initial, deferred or contingent, or any combination thereof, as the Board of Directors may from time to time establish in accordance with the Investment Company Act of 1940 and the rules adopted by the National Association of Securities Dealers, Inc.

(ii)  Except as otherwise provided hereinafter, on or about the calendar quarter occurring after:

(A)   the seventh anniversary of the day on which shares of Class B1 Common Stock were purchased by a holder thereof, such shares (including that number of shares of Class B1 Common Stock purchased through the reinvestment of dividends or other distributions or capital gains paid on all shares of Class B1 Common Stock (“Class B1 Dividend Shares”) held by such holder multiplied by a fraction, the numerator of which is the number of shares of Class B1 Common Stock other than Class B1 Dividend Shares to be converted on the conversion date and the denominator of which is the aggregate number of shares of Class B1 Common Stock other than Class B1 Dividend Shares held by such holder) shall automatically convert to shares of Class A Common Stock on the basis of the respective net asset values of the shares of Class B1 Common Stock and the shares of Class A Common Stock on the conversion date;

provided, however, that conversion of shares of Class B1 Common Stock represented by stock certificates shall be subject to tender of certificate.

(iv)  The shares of Class B1 Common Stock may have such different exchange rights as the Board of Directors shall provide in compliance with the Investment Company Act of 1940.

FIFTH:   The terms of the shares of Class A Common Stock, Class B Common Stock, Class C Common Stock and Class Z Common Stock (including, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption) are as provided in Article IV of the Charter and remain unchanged by these Articles Supplementary.

SIXTH:  These Articles Supplementary shall become effective upon filing with the State Department of Assessments and Taxation of Maryland.

IN WITNESS WHEREOF, PRUDENTIAL WORLD FUND, INC. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Assistant Secretary on                                      , 2006.

WITNESS:	PRUDENTIAL WORLD FUND, INC.

By:
Claudia DiGiacomo,		Judy A. Rice,
Assistant Secretary		President

THE UNDERSIGNED, President of PRUDENTIAL WORLD FUND, INC., who executed on behalf of the Corporation the foregoing Articles Supplementary which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that to the best of her knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

Judy A. Rice, President